Exhibit 99.1

         FOR IMMEDIATE RELEASE

CONTACT:
                                            Stephen D. Axelrod, CFA
Mitchell Herman, CFO                        Andria Pilo (Media)
Asta Funding, Inc.                          Wolfe Axelrod Weinberger Assoc. LLC
(201) 567-5648                              (212) 370-4500; (212) 370-4505 (Fax)
                                            steve@wolfeaxelrod.com


     ASTA FUNDING REPORTS THIRD QUARTER AND NINE MONTHS FISCAL 2003 RESULTS

               Company Announces Initial $0.05 Quarterly Dividend

ENGLEWOOD CLIFFS, NJ, August 11, 2003 -- Asta Funding, Inc., (NASDAQ: ASFI), a leading consumer receivables asset management and liquidation company, today reported results for the three months and nine months ended June 30, 2003. The Company's Board of Directors also declared an initial quarterly cash dividend of $0.05 per share. The dividend is payable November 1, 2003 to shareholders of record at the close of business on September 30, 2003.

Net income for the three months ended June 30, 2003, declined 6% to $2,540,000, or $0.55 per diluted share, compared to $2,716,000, or $0.61 per diluted share, in the same prior year period. Revenues for the three months ended June 30, 2003, were $9,208,000, an increase of 5% compared to revenues of $8,800,000 a year ago.

Net income for the nine months ended June 30, 2003 declined 5% to $7,281,000 or $1.62 per diluted share, from $7,646,000, or $1.72 per diluted share, for the same period a year earlier. Revenues for the nine months ended June 30, 2003 were $23,679,000, a decline of 14% compared to revenues for the nine months ended June 30, 2002 of $27,584,000.

Based on an increase in actual cash flows for the three months and nine months ended June 30, 2003, and projected cash flows on certain portfolios as compared to what the Company estimated at September 30, 2002, the Company revised the estimates of future collections on certain portfolios. Such change in accounting estimates has resulted in approximately a $3.9 million increase in finance income recognized for the nine months ended June 30, 2003.

The increase in third quarter revenues was primarily due to an increase in finance income earned on consumer receivables acquired for liquidation, which resulted from the sale of certain receivables during the three months ended June 30, 2003, as compared to no receivable sales in the same prior year period.

Gary Stern, President and CEO commented, "For the first six months of the current fiscal year those distressed consumer receivable portfolios that were available were priced at levels that we deemed unattractive and, as a result, we purchased very few portfolios. Our decision to refrain from purchasing portfolios earlier this year has been justified as, in recent months and after careful review, we have acquired several distressed consumer receivable portfolios that adhere to our disciplined purchasing policy. Since May, we have found that the availability of large distressed consumer receivable portfolios at attractive prices increased markedly and we have successfully acquired a number of distressed consumer receivable portfolios whose cumulative face value amount to over $2 billion. We continue to carefully review other potential distressed consumer portfolio acquisitions."


                                                                          -More-

Mr. Stern added, "At the end of June, the Company completed a public offering of 2,475,000 shares at $20.75 per share. The offering netted $47.8 million that will be used for further purchases of distressed consumer receivables, working capital and general corporate purposes. With the additional capital, Asta Funding will be less reliant on outside sources to fund our growth and, thereby, retain more of the potential profit for our shareholders."

"With the proceeds of $47.8 million from our public offering, our available cash, after repayment of $18.3 million under our bank line of credit, increased to approximately $31million in early July 2003 compared to $14.9 million at March 31, 2003. With approximately $13.5 million in debt currently outstanding, Asta Funding is in the strongest financial position in its history. Our financial strength will permit the Company to acquire attractively priced portfolios in the future as they become available," Mr. Stern stated.

"In addition, Mr. Stern concluded, "the announcement that the Board of Directors has declared the first dividend in the Company's history, demonstrates the confidence that the Board of Directors has in Asta Funding's current and future business prospects. Our business is strong and given its growth prospects, we believe it is appropriate at this time to commence a regular quarterly dividend program."

Asta Funding will conduct a teleconference today at 11:00 a.m. Eastern time. To participate please dial USA (877) 511-5818, International (706) 634-1462 about 5-10 minutes prior to 11:00 am EDT. Please refer to the Asta Funding earnings teleconference ID 2071782. A recording of the conference call will be available from 12:00 noon EDT August 11th through August 18th, by dialing USA/ Canada
(800) 642-1687, International (706) 645-9291, conference ID 2071782.

                    ----------------------------------------

Asta Funding, Inc.

Based in Englewood Cliffs, NJ, Asta Funding, Inc., is a leading consumer receivables asset management company that specializes in the purchase, liquidation and management of performing and non-performing consumer receivables. Asta generates revenues and earnings primarily through purchase and collection of performing and non-performing consumer receivables. For additional information, please visit our website at www.astafunding.com.

Except for historical information containing herein, the matters set forth in this news release are "forward looking" statements (as defined in the Private Securities Litigation Reform Act of 1995.) Although Asta Funding, Inc. believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions; there can be no assurance that its expectations will be realized. Forward -looking statements involve certain risks and uncertainties that could cause actual results to differ materially from Asta Funding, Inc.'s expectations. Factors that could contribute to such differences include those identified in Asta Funding, Inc.'s Form 10-KSB for the fiscal year ended September 30, 2002, its prospectus dated June 27, 2003, and those described from time to time in Asta Funding, Inc.'s other fillings with the Securities and Exchange Commission, news releases and other communications, including that Asta may not be able to purchase consumer receivable portfolios at favorable prices or on sufficiently favorable terms or at all, and may not be able to continue our new quarterly dividend program. Asta Funding, Inc.'s reports with the Securities and Exchange Commission are available free of charge through its website at www.astafunding.com.

                                                             - Table to Follow -

                       Asta Funding, Inc. and Subsidiaries

                      Consolidated Statements of Operations
                                    Unaudited

                                                               Three Months Ended                      Nine Months Ended
                                                           June 30,           June 30,           June 30,            June 30,
                                                              2003               2002                 2003               2002
                                                              ----               ----                 ----               ----
Revenues:
Finance income                                          $9,208,000         $8,800,000          $23,679,000        $27,488,000
                                                                --                 --                   --             96,000
                                                         9,208,000          8,800,000           23,679,000         27,584,000
                                                        ----------         ----------          -----------        -----------
Expenses:
General and administrative                               2,067,000          1,374,000            5,429,000          4,704,000
Third-party servicing                                    1,320,000          1,539,000            4,496,000          6,261,000
Provision for losses                                            --            350,000                   --            750,000
Interest                                                 1,409,000            999,000            1,422,000          3,094,000
                                                        ----------         ----------          -----------        -----------
                                                         4,796,000          4,262,000           11,347,000         14,809,000
                                                        ----------         ----------          -----------        -----------

Income before income taxes                               4,412,000          4,538,000           12,332,000         12,775,000

Income tax expense                                       1,872,000          1,822,000            5,051,000          5,129,000
                                                        ----------         ----------          -----------        -----------

Net income                                              $2,540,000         $2,716,000           $7,281,000         $7,646,000
                                                        ==========         ==========           ==========         ==========

Net income per share - Basic                                 $0.61              $0.67                $1.77              $1.90
                                                             -----              -----                -----              -----
                     - Diluted                               $0.55              $0.61                $1.62              $1.72
                                                             -----              -----                -----              -----

Weighted average number of shares
outstanding          - Basic                             4,188,000          4,047,000            4,116,000          4,029,000
                                                        ----------         ----------          -----------        -----------
                     - Diluted                           4,636,000          4,456,000            4,488,000          4,453,000
                                                        ----------         ----------          -----------        -----------


                                       ###